Exhibit A

                     BILL OF SALE AND PURCHASE AGREEMENT


This Bill of Sale and Agreement, dated September 17, 1999 is by and between Uniflow Corporation, a subsidiary of Secom General Corporation, a Michigan corporation ("Uniflow") and General Motors Corporation, a Delaware corporation ("GM").

1. In consideration of Uniflow's receipt net immediate, per the GM payment system, of the balance of the Settlement Fund after payment of all obligations thereunder, which are described in a Settlement Agreement and Mutual Release dated of even date herewith and which is by and between Uniflow and GM (the "Settlement Agreement"), and after Uniflow has completed delivery of all of the personal property identified on Attachment 1, which is attached hereto and made a part hereof (the "Equipment"), then in accordance with Paragraph 3, Uniflow does hereby sell, assign, transfer, and set over to GM all right, title and interest of Uniflow in and to the Equipment.

2. Uniflow warrants that it is the owner the Equipment free and clear of any liens or other encumbrances, except for those liens held by the Creditors, which will be terminated contemporaneously with delivery of the consideration to the Creditors, as more fully described in the Settlement Agreement. Except for warranty of title, the Equipment is sold AS IS, WITH ALL FAULTS AND WITHOUT WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OF FITNESS FOR PARTICULARLY PURPOSE AND ANY WARRANTY OF NON-INFRINGEMENT OF THE PROPRIETARY RIGHTS OF THIRD PARTIES; UNIFLOW HEREBY DISCLAIMS AND GM HEREBY WAIVES ANY OBLIGATION, LIABILITY, RIGHT, CLAIM, OR DEMAND IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PATENT INFRINGEMENT, OR OTHERWISE WITH RESPECT THERETO.

3. The sale of Equipment is F.O.B. Uniflow's facility; delivery of the Equipment takes place, and title and risk of loss to the Equipment passes from Uniflow to GM, at the time of loading of such items on the trucks of the carrier selected by GM or its assignee. GM or its assignee shall be responsible for disconnecting, dismantling, packaging, preparation for shipment, and loading of the Equipment onto the truck(s) of the carrier selected by GM or its assignee.

4. It is anticipated that the Equipment will be available on the dates indicated on Attachment 1. Uniflow will give GM or its assignee at least 7 business days advance notice of the date that specific items of the Equipment will be ready for loading (the "Loading Day").

5. Uniflow shall bear the risk of loss of the Equipment until such time as possession is transferred to GM or its assignee; provided however, that in the event such property is lost, damaged or destroyed by any cause whatsoever (excluding, however, any caused by the acts or omissions of GM or its assignee), prior to transfer of possession, this Agreement shall terminate with respect to such items. Any purchase price attributable to such items will be returned to GM. Uniflow shall have no other liability to GM with respect to such lost or damaged property.

6. GM acknowledges that the sale of Equipment does not include any sale, transfer, or assignment of any patents, licenses, or technical information with respect to the Equipment. GM shall pay any and all sales, use, transfer, filing, pro-rated personal property and other similar taxes or governmental charges with respect to the ownership, sale or purchase of the Equipment.

7. This Bill of Sale and Purchase Agreement may be assigned by GM, provided however, that any such assignment shall not relieve GM from the timely payment of the purchase price for the Equipment in accordance with Paragraph 1. This Bill of Sale and Purchase Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns. This Bill of Sale and Purchase Agreement shall be governed by, and construed in accordance with the laws of the State of Michigan.






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     IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale and Purchase Agreement to be duly executed on the date and month above.

UNIFLOW CORPORATION                       GENERAL MOTORS CORPORATION

By:  /s/ Paul D. Clemente                 By:  /s/ Thomas C. Carson
     --------------------------                --------------------------

Its:        Director                      Its:   Purchasing Manager
     --------------------------                --------------------------


Secom General Corporation hereby
acknowledges the above Bill of Sale
and Purchase Agreement and agrees
to its terms.

SECOM GENERAL CORPORATION

By:  /s/ Robert A. Clemente
    --------------------------

Its:      Chairman
    --------------------------